Exhibit 99.1

Atossa Genetics Announces First Quarter 2018 Financial Results

And Provides Company Update

SEATTLE, May 14, 2018 -- Atossa Genetics Inc. (NASDAQ: ATOS), a clinical-stage pharmaceutical company developing novel therapeutics and delivery methods to treat breast cancer and other breast conditions, today announced First Quarter ended March 31, 2018 financial results and provided an update on recent company developments.

Steve Quay, President and CEO, commented, “During the first part of 2018, we have continued to make significant advances driving toward the next phase of our clinical plans – including a new program in men’s breast health and receiving regulatory approval to commence our Phase 2 breast density study in Sweden. We are especially excited about engaging additional experts that will advise us on important initiatives including seeking partners in the pharmaceutical industry to accelerate the clinical development of our Endoxifen programs. This quarter, we plan to complete our Phase 1 study of topical Endoxifen in men, commence enrollment in our Phase 2 study of topical Endoxifen in women with mammographic breast density, and open our Phase 2 study of oral Endoxifen in women who are “refractory” to tamoxifen.”

Recent Corporate Developments

Atossa’s important recent developments include the following:

●	May 2018 - Formed strategic advisory board to accelerate growth with prominent former pharmaceutical executives from Pfizer and Boehringer Ingelheim.

●	April 2018 - Received approval from the Swedish Medical Products Agency (MPA) to conduct a Phase 2 Study of proprietary topical Endoxifen for the treatment of women with mammographic breast density.

●	April 2018 - Received a positive interim safety review on the Phase 1 study of topical Endoxifen in men, which is being developed to address gynecomastia (or male breast enlargement).

●	April 2018 - Announced a reverse split of common stock at a ratio of 1-for-12 that was effective on April 20, 2018 and which led to regaining compliance with Nasdaq.

●	March 2018 - Announced that Per Hall, MD, Ph.D., Head of the Department of Medical Epidemiology and Biostatistics at Karolinska Institutet in Stockholm, Sweden had been appointed as Scientific Advisor.

●	March 2018 - Expanded the breast health program by launching a men’s’ breast health initiative with enrollment opening in a Phase 1 study of the proprietary topical Endoxifen in men.

●	February 2018 - Announced important additional findings from the Phase 1 study of Atossa’s proprietary oral Endoxifen.

Q1 2018 Financial Results

We generated no revenue or cost of revenue for the three months ended March 2018. Currently we are in the research and development phase and do not market any products and services.

The Company recorded a net loss of $1.9 million for the three months ended March 31, 2018. Total operating expenses were approximately $1.9 million for the three months ended March 31, 2018, consisting of general and administrative (G&A) expenses of approximately $1.4 million, and research and development (R&D) expenses of approximately $0.5 million. Total operating expenses were approximately $1.7 million for the three months ended March 31, 2017, consisting of G&A expense of approximately $1.2 million and R&D expenses of $0.5 million.

About Atossa Genetics

Atossa Genetics Inc., is a clinical-stage pharmaceutical company developing novel therapeutics and delivery methods to treat breast cancer and other breast conditions. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release, which Atossa undertakes no obligation to update, are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with any variation between preliminary and final clinical results, actions and inactions by the FDA, the outcome or timing of regulatory approvals needed by Atossa including those needed to commence studies, lower than anticipated rate of patient enrollment, estimated market size of drugs under development, the safety and efficacy of Atossa’s products and services, performance of clinical research organizations and investigators, obstacles resulting from proprietary rights held by others with respect to fulvestrant, such as patent rights, potential market sizes for Atossa’s drugs under development and other risks detailed from time to time in Atossa’s filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Atossa Genetics Company Contact:

Atossa Genetics Inc.

Kyle Guse

CFO and General Counsel

Office: 800 (351-3902)

kyle.guse@atossagenetics.com

Investor Relations Contact

Scott Gordon

CorProminence LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

Office: (516) 222-2560

scottg@corprominence.com

Source: Atossa Genetics Inc.

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$4,779,519	$7,217,469
Restricted cash	55,000	55,000
Prepaid expenses	495,667	250,944
Research and development tax rebate receivable	395,872	358,277
Other current assets	9,316	16,344
Total current assets	5,735,374	7,898,034

Furniture and equipment, net	59,810	11,467
Intangible assets, net	70,547	75,686
Other assets	114,571	178,907
Total assets	$5,980,302	$8,164,094

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$168,347	$334,901
Accrued expenses	172,613	90,105
Payroll liabilities	356,427	784,867
Other current liabilities	23,323	15,534
Total current liabilities	720,710	1,225,407

Commitments and contingencies

Stockholders’ equity
Preferred stock - $.001 par value; 10,000,000 shares authorized, no shares issued or outstanding
Common stock - $.18 par value; 75,000,000 shares authorized, 2,651,952 shares issued and outstanding	477,342	477,342
Additional paid-in capital	72,082,961	71,887,674
Accumulated deficit	(67,300,711)	(65,426,329)
Total stockholders’ equity	5,259,592	6,938,687

Total liabilities and stockholders’ equity	$5,980,302	$8,164,094

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,

	2018	2017
Operating expenses:
Research and development	$470,976	$544,302
General and administrative	1,403,465	1,159,289
Total operating expenses	1,874,441	1,703,591
Operating loss	(1,874,441)	(1,703,591)
Other income, net	59	37
Loss before income taxes	(1,874,382)	(1,703,554)
Income taxes
Net loss	$(1,874,382)	$(1,703,554)
Loss per common share - basic and diluted	$(0.71)	$(5.40)
Weighted average shares outstanding, basic and diluted	2,651,952	315,576